FOR IMMEDIATE RELEASE

                         [LETTERHEAD OF SPECTRANETICS]
                                                                    May 24, 1999

Contact:

Frank Sommerfield Communications, Inc.
(212) 255-8386

           SPECTRANETICS TO SELL INDUSTRIAL SUBSIDIARY FOR $15 MILLION

            Spectranetics to Focus Resources on Core Medical Business

COLORADO SPRINGS, COLORADO - May 24, 1999 - The Spectranetics Corp. (NASDAQ:
SPNC), developer, manufacturer and marketer of devices and technologies for interventional cardiovascular therapy, announced today that it has reached a definitive agreement to sell its wholly owned industrial subsidiary, Polymicro Technologies, Inc., to Keystone Capital, Inc. for $15 million in cash.

Polymicro, located in Phoenix, Arizona, manufactures drawn silica glass products for industrial, aerospace and medical uses with an emphasis on the analytical instrument market. Keystone Capital, Inc., is a private equity investment advisory firm based in the Chicago, Illinois area. Completion of the transaction is expected within 30 days subject to Keystone Capital's receipt of financing and other customary closing conditions.

Said Joseph A. Largey, Spectranetics' President and Chief Executive Officer, "Although we have been pleased with Polymicro's recent performance, this transaction affords Spectranetics the opportunity to focus all of its resources on its core medical device business, which is driven by sales of single-use catheters for a growing number of cardiovascular procedures that involve our excimer laser technology."

The current management team will continue to operate Polymicro after this transaction and is expected to purchase an ownership interest in the new company. Following the sale, Polymicro will continue to provide certain products and technologies to Spectranetics under a supply agreement.

The Spectranetics Corporation is a medical device company engaged in the development, manufacturing, marketing and distribution of its technology for interventional cardiovascular therapy. The Company's CVX-300(R) excimer laser system is the only excimer laser system approved by the FDA for multiple cardiovascular procedures. The technology has been designed for use in multiple cardiovascular applications, including coronary angioplasty and the removal of pacemaker and ICD leads. The Company is also developing additional applications for its excimer laser technology in restenosed stents and peripheral vascular applications.

Polymicro Technologies, Inc. manufactures precision components for medical, aerospace and industrial use, including components for Spectranetics' laser catheters.

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